Exhibit 23.1

Consent of Independent Registered Chartered Accounting Firm

We have issued our reports dated June 22, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of LML Payment Systems Inc. on Form 10-K for the year ended March 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of LML Payment Systems Inc. on Forms S-8 (File No. 333-11404, effective January 31, 2000; File No. 333-49402, effective November 6, 2000 and File No. 333-11404, effective August 31, 2007) and on Form S-3 (File No. 333-152091, effective February 5, 2009).

Vancouver, Canada	/s/ Grant Thornton LLP
June 22, 2009	Chartered Accountants